Exhibit 99.1

                           CAPITAL MORTGAGE PLUS, L.P.
                    RESPONSE TO PACO DEVELOPMENT TENDER OFFER


NEW YORK, NY - January 6, 2004 - Capital Mortgage Plus, L.P. ("the Partnership") recently became aware of a tender offer by Paco Development, L.L.C. ("Paco") seeking to purchase less than five percent of the issued and outstanding Beneficial Assignment Certificates ("BACs") of the Partnership. Paco's offering price is less than the most recently reported secondary market price for the BACs, according to Partnership Spectrum and Paco's offering materials. Neither the Partnership nor its general partner is affiliated in any way with Paco. Paco did not provide the Partnership with a copy of its tender offer materials, nor did Paco provide the Partnership with any notice of its tender offer. The Partnership learned of Paco's tender offer when certain BACs holders of the Partnership contacted the Partnership to inquire about the Paco tender offer.

The Partnership believes that Paco's tender offer is deficient because, among other things:

       (1) The Paco tender offer does not comply with the Partnership's written policy concerning tender offers for BACs;

       (2) If Paco's tender offer were fully subscribed, and if the Partnership's general partner were to approve the transfers of BACs pursuant to the tender offer (which is unlikely to occur for the reasons discussed below), then the transfers of BACs pursuant to the tender offer in combination with other transfers of BACs in the applicable tax year might cause the Partnership to be classified as a publicly traded partnership for federal income tax purposes, which might have adverse tax consequences for the Partnership and/or its investors;

       (3) The Paco tender offer does not afford tendering BACs holders withdrawal or proration rights; the Partnership believes that the denial of these rights in combination with other terms of the Paco tender offer and the totality of the circumstances in which it has been made render that offer coercive, deceptive and manipulative;

       (4) The Paco tender offer materials provide inadequate disclosures, including, among other things, their failure to disclose the identities of the persons controlling Paco and its affiliates, Paco's plans or proposals respecting the Partnership, Paco's ability to finance its tender offer and the potential tax consequences of its tender offer; and

       (5) The proposed transfer documentation that accompanied the Paco tender offer does not conform to the Partnership's requirements for transferring BACs.

The Partnership does not take a position at this time respecting the price or economics of the Paco tender offer. The Partnership also does not take any position at this time on what its response might be to an amended tender offer that cured the above-listed deficiencies in the current Paco tender offer.


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        As noted above, several years prior to the commencement of the Paco tender offer, the Partnership adopted a written policy concerning the transfer of BACs pursuant to tender offers (the "Policy"). Among other things, the Policy limits the numbers of transfers by tender offer for the Partnership's BACs and Limited Partnership Interests to a cumulative aggregate total of 3% of the outstanding BACs and Limited Partnership Interests in any tax year, so as to avoid the potentially adverse tax consequences of the Partnership being deemed a publicly traded partnership under federal tax law and to permit BACs holders to transfer their units outside of the tender offer, possibly at higher prices than Paco has offered. The Paco tender offer does not comply with this limitation of the Policy, as well as other requirements of the Policy. In addition, the proposed transfer documentation that accompanied the Paco tender offer does not conform to the Partnership's requirements for transfer documentation. Accordingly, the Partnership's general partner is very likely to exercise its discretion and refuse to approve transfers of BACs pursuant to the Paco tender offer.

For further information, BACs holders should refer to the Partnership's filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-Q and 10-K, and may also contact Alan P. Hirmes at (212) 421-5333.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Capital Mortgage Plus, L. P. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capital Mortgage Plus L.P.'s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
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